The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Registration Statement No. 333-196387
Filed Pursuant to Rule 424(b)(2)

Subject to Completion, dated September 9, 2014
Pricing Supplement to the Prospectus dated June 27, 2014, the Prospectus Supplement dated June 27, 2014 and the Product Supplement dated June 30, 2014
US$    ●
Senior Medium-Term Notes, Series C
Tracking Notes Linked to the Morningstar® MLP Composite IndexSM, due September 30, 2024

•
The notes may pay a quarterly coupon based on the cash distributions made on the securities included in the Underlying Asset, and will pay a return at maturity based on the performance of the Underlying Asset minus the Investor Fee, which is deducted on each Valuation Date. Investors should be willing to lose 1% of the principal amount for each 1% that the level of the Underlying Asset decreases from the Initial Level at maturity, before the cumulative negative effect of the Investor Fee.

•
At maturity, investors in the notes may lose some or all of the amount paid to purchase the notes if the closing level of the Underlying Asset decreases or does not increase sufficiently to offset the cumulative negative effect of the Investor Fee, as discussed in more detail below.

•	Any payment on the notes is subject to the credit risk of Bank of Montreal.

•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

•	The offering is expected to price on September 25, 2014, and the notes are expected to settle through the facilities of The Depository Trust Company on or about September 30, 2014.

•	The notes are scheduled to mature on September 30, 2024.

•	The notes will not be listed on any securities exchange.

•	The CUSIP number of the notes is 06366RWP6.

•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-6 of this pricing supplement, the “Additional Risk Factors Relating to the Notes” section beginning on page PS-5 of the product supplement, and the “Risk Factors” section beginning on page S-1 of the prospectus supplement and on page 7 of the prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement, the product supplement, the prospectus supplement or the prospectus.  Any representation to the contrary is a criminal offense.
The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.
On the date of this preliminary pricing supplement, the estimated initial value of the notes is less than the principal amount.  However, as discussed in more detail in this pricing supplement, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy. See “Selected Risk Considerations.”

	Price to Public	Agent’s Commission	Proceeds to Bank of Montreal

Per Note	US$1,000	US$2.50	US$997.50

Total	US$ ●	US$ ●	US$ ●

BMO CAPITAL MARKETS

Key Terms of the Notes:

Underlying Asset:	Morningstar® MLP Composite IndexSM (Bloomberg symbol: MSMLPCP) (the “Index”). See the section below entitled “The Underlying Asset” for additional information about the Underlying Asset.

Coupon Payment:	A holder of a note on the applicable Coupon Record Date will receive the Reference Distribution Amount on each Coupon Payment Date.

Reference Distribution Amount:
As of any Coupon Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Components held by that Reference Holder on the Record Date with respect to any Index Components for those cash distributions, whose Ex-Dividend Date occurs during the period from and excluding the immediately preceding Coupon Valuation Date (as to the first Coupon Valuation Date, the Issue Date) to and including that Coupon Valuation Date.  For the avoidance of doubt, if a proposed cash distribution, or any portion of that distribution, is not paid by the applicable issuer of an Index Component, it shall not be included in the total of gross cash distributions to be received by a Reference Holder.  See “The Underlying Asset—Index Components” for a definition of “Index Component.”

Reference Holder:
At the end of each Coupon Valuation Date, a hypothetical owner of a number of shares of each Index Component that can be purchased with the Indicative Note Price in proportion to the percentage weight of the Underlying Asset that such Index Component represents as of that day.  For example, if at the end of a Coupon Valuation Date, the Indicative Note Price is $1,000, and security X constitutes 2% of the weight of the Underlying Asset, and the closing price of security X on that day is $5, a Reference Holder will be deemed to own four shares of security X ([$1,000 x 2%]/$5).

Record Date:
With respect to a distribution on an Index Component, the date on which a holder of the Index Component must be registered as a holder of such Index Component in order to be entitled to receive such distribution.

Ex-dividend Date:
With respect to a distribution on an Index Component, the first business day on which transactions in such Index Component trade on the applicable Primary Exchange without the right to receive such distribution.

Primary Exchange:	With respect to each Index Component or each component underlying a successor index, the primary exchange or market of trading such Index Component or such component underlying a successor index.

Coupon Payment Dates:	Quarterly. The third business day following the applicable Coupon Valuation Date, beginning on January 30, 2015, provided that the final Coupon Payment Date will be the Maturity Date.

Coupon Record Date:	The third business day prior to the applicable Coupon Payment Date.

Coupon Valuation Dates:
The third business day prior to the last business day of January, April, July and October of each calendar year during the term of the notes or if that date is not a trading day, then the first trading day following that date, provided that the final Coupon Valuation Date will be the Final Valuation Date.  A Coupon Valuation Date may be postponed for up to ten trading days if a Market Disruption Event occurs on that day, as described in the product supplement.

Payment at Maturity:
In addition to the final Coupon Amount, if any, the amount that the investors will receive at maturity for each $1,000 in principal amount of the notes will equal the Indicative Note Price as of the Final Valuation Date.  You will lose some or all of the amount that you invested to purchase the notes if, from the Pricing Date to the Final Valuation Date, the level of the Underlying Asset decreases or does not increase sufficiently to offset the cumulative negative effect of the Investor Fee, which is deducted from the Indicative Note Price on each Valuation Date, which will reduce your final payment.

Indicative Note Price:
On the Pricing Date, the Indicative Note Price of each $1,000 principal amount of notes will be $1,000.  On each subsequent Valuation Date, the Indicative Note Price of each $1,000 principal amount of notes will be equal to:

(a)   the product of (i) the Indicative Note Price as of the immediately preceding Valuation Date multiplied by (ii) the Index Factor as of that Valuation Date minus

(b)  the Investor Fee as of that Valuation Date.

If the amount calculated above is less than zero, the Indicative Note Price on that Valuation Date will be $0.

Investor Fee:
On any Valuation Date, the product of:

(a)  the Indicative Note Price as of the immediately preceding Valuation Date;

(b)  the Investor Fee Percentage; and

(c)   (1) the number of calendar days from and including the immediately preceding Valuation Date to and excluding that Valuation Date divided by (2) 360.

Investor Fee Percentage:	0.50%

Index Factor:	On any Valuation Date, (1) the Index Closing Level on that Valuation Date divided by (2) the Index Closing Level on the immediately preceding Valuation Date.

Initial Level:	The Index Closing Level on the Pricing Date.

Index Closing Level:	On any trading day, the closing level of the Underlying Asset as reported on Bloomberg on page “MSMLPCP.”

Pricing Date:	On or about September 25, 2014

Issue Date:	On or about September 30, 2014, as determined on the Pricing Date.

Valuation Dates:	Each trading day from and including the Pricing Date to and including September 25, 2024 (the “Final Valuation Date”).

Maturity Date:	On or about September 30, 2024, as determined on the Pricing Date.

Automatic Redemption:	Not applicable.

Calculation Agent:	BMOCM

Selling Agent:	BMOCM

The Pricing Date, Settlement Date, Coupon Valuation Dates, Coupon Payment Dates, Final Valuation Date and Maturity Date for the notes are subject to change and will be set forth in the final pricing supplement.

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless our agent or we inform you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Additional Terms of the Notes

You should read this pricing supplement together with the product supplement dated June 30, 2014, the prospectus supplement dated June 27, 2014 and the prospectus dated June 27, 2014.  This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Relating to the Notes” in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement dated June 30, 2014:
http://www.sec.gov/Archives/edgar/data/927971/000121465914004751/f626140424b5.htm

•	Prospectus supplement dated June 27, 2014:
http://www.sec.gov/Archives/edgar/data/927971/000119312514254915/d750935d424b5.htm

•	Prospectus dated June 27, 2014:
http://www.sec.gov/Archives/edgar/data/927971/000119312514254905/d749601d424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971.  As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Bank of Montreal.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Index Components included in the Underlying Asset.  These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement.

•
Your investment in the notes may result in a loss — The notes do not guarantee any return of principal. You will lose some or all of the amount you invested to purchase the notes if, from the Pricing Date to the Final Valuation Date, the level of the Underlying Asset decreases or does not increase sufficiently to offset the cumulative negative effect of the Investor Fee, which is deducted from the Indicative Note Price on each Valuation Date, and which will reduce your final payment.  The Investor Fee is calculated based upon the Indicative Note Price.  Accordingly, if the Indicative Note Price increases due to increases in the level of the Underlying Asset, this fee will increase.

•
Even if the level of the Underlying Asset increases, you may receive less than the amount that you invested due to the Investor Fee — The amount of the Investor Fee, which is deducted from the Indicative Note Price on each Valuation Date, will reduce the payment, if any, you will receive at maturity. If the level of the Underlying Asset decreases or even if the level of the Underlying Asset increases, but the Underlying Asset does not increase sufficiently to offset the negative effect of this factor, you will receive at maturity less than the amount that you paid for the notes.

•
You are not guaranteed a coupon payment. You will not receive a coupon payment on a Coupon Payment Date if the Reference Distribution Amount is zero, calculated as of the corresponding Coupon Valuation Date.  There is no guarantee that any distributions will be paid on the Index Components, or that any coupon payments that you receive will provide you with a significant return.

•
Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay the amount due on the applicable payment date, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

•
Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading securities included in the Underlying Asset on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the level of the Underlying Asset and, therefore, the market value of the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Underlying Asset. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

•
Our initial estimated value of the notes will be lower than the price to public. — Our initial estimated value of the notes is only an estimate, and is based on a number of factors.  The price to public of the notes will exceed our initial estimated value, because, among other things, costs associated with offering, structuring and hedging the notes are included in the price to public, but are not included in the estimated value.  These costs include the agent’s commission, and the profits that we and our affiliates expect to realize for assuming the risks in hedging our obligations under the notes and the estimated cost of hedging these obligations.

•
Our initial estimated value does not represent any future value of the notes, and may also differ from the estimated value of any other party. — Our initial estimated value of the notes as of the date of this preliminary pricing supplement is, and our estimated value as determined on the pricing date will be, derived using our internal pricing models.  This value is based on market conditions and other relevant factors, which include our credit spreads and interest rates.  Different pricing models and assumptions could provide values for the notes that are greater than or less than our initial estimated value.  In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect.

As of the date on the cover of this document, we expect to record a value of the notes on our financial statements of $951.90 per $1,000 in principal amount.  On the pricing date, this value may be different, but we do not expect it to be less than $925.00.  The difference between this estimated value and the principal amount results primarily from our credit spreads, and the value of the debt obligation represented by the notes.  (The difference does not result, for example, from the agent’s commission and Investor Fee included in the terms of the notes.)  However, in contrast to our financial statements, we have been advised that BMOCM does not currently expect to value the notes in any secondary transaction based upon our credit spreads; accordingly, it has advised us that, as of the pricing date, in any hypothetical repurchase transaction for the notes, it would be prepared to repurchase the notes at a price reflecting their principal amount, less a customary bid/ask spread. After the pricing date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth in this pricing supplement and in the product supplement.  These changes are likely to impact the price, if any, at which we or BMOCM would be willing to purchase the notes from you in any secondary market transactions.  Our initial estimated values do not represent a minimum price at which we or our affiliates would be willing to buy your notes in any secondary market at any time.

•
Certain costs may adversely affect the value of the notes. — Absent any changes in market conditions, any secondary market prices of the notes will likely be lower than the price to public.  This is because any secondary market prices may take into account our then-current market credit spreads, and because any secondary market prices may exclude all or a portion of the agent’s commission and the hedging profits and estimated hedging costs that are included in the price to public of the notes and that may be reflected on your account statements.  In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs.  As a result, the price, if any, at which BMOCM or any other party may be willing to purchase the notes from you in secondary market transactions, if at all, will likely be lower than the price to public.  Any sale that you make prior to the maturity date could result in a substantial loss to you.

•
You will not have any shareholder rights and will have no right to receive any shares of any company included in the Underlying Asset at maturity. — Investing in your notes will not make you a holder of any shares of any company included in the Underlying Asset.  Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions from such companies or any other rights with respect to those securities.

•
Changes that affect the Underlying Asset will affect the market value of the notes and the amount you will receive on the notes. — The methodology of Morningstar Inc. (the “Index Sponsor”) concerning the Index Components and the Underlying Asset, including additions, deletions or substitutions of the Index Components and corporate actions, such as stock dividends, reorganizations or mergers, may be reflected in the Underlying Asset and, therefore, could affect the Reference Distribution Amount, the level of the Underlying Asset, the amount payable on the notes, and the market value of the notes prior to maturity.  The amount payable on the notes and their market value could also be affected if the Index Sponsor changes its methodology, or if the Index Sponsor discontinues or suspends the availability of the Underlying Asset. None of our proceeds from the issuance of the notes will be delivered to the Index Sponsor.

•
We have no affiliation with the Index Sponsor and will not be responsible for any actions taken by the Index Sponsor. — The Index Sponsor is not an affiliate of ours and will not be involved in the offering of the notes in any way.  Consequently, we have no control over the actions of the Index Sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you.  The Index Sponsor has no obligation of any sort with respect to the notes.  Thus, the Index Sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes.

•
The Index has limited actual historical information. — The Index was created in December 2010.  The Index Sponsor has published limited actual information about how the Index would have performed had it been calculated in the past.  Because the Index is of recent origin and limited actual historical performance data exists with respect to it, your investment in the notes may involve a greater risk than investing in securities linked to one or more indices with a more established record of performance.

•
Lack of liquidity. — The notes will not be listed on any securities exchange.  BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which BMOCM is willing to buy the notes.

•
Hedging and trading activities. — We or any of our affiliates may carry out hedging activities related to the notes, including purchasing or selling securities included in the Underlying Asset, or futures or options relating to the Underlying Asset, or other derivative instruments with returns linked or related to changes in the performance of the Underlying Asset.  We or our affiliates may also engage in trading relating to the Underlying Asset from time to time. Any of these hedging or trading activities on or prior to the Pricing Date and during the term of the notes could adversely affect our payment to you on the notes.

•
Many economic and market factors will influence the value of the notes. — In addition to the cash distributions paid on the Index Components, the level of the Underlying Asset and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.

•
You must rely on your own evaluation of the merits of an investment linked to the Underlying Asset. — In the ordinary course of their businesses, our affiliates from time to time may express views on expected movements in the level of the Underlying Asset or the prices of or cash distributions paid on the Index Components.  One or more of our affiliates have published, and in the future may publish, research reports that express views on the Underlying Asset or the Index Components.  However, these views are subject to change from time to time.  Moreover, other professionals who deal in the markets relating to the Underlying Asset or the Index Components at any time may have significantly different views from those of our affiliates.  You are encouraged to derive information concerning the Underlying Asset and the Index Components from multiple sources, and you should not rely on the views expressed by our affiliates.

Neither the offering of the notes nor any views which our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the notes.

•
The Index Components are concentrated in the energy and natural resources industries. — Most of the Index Components are companies whose primary lines of business are directly associated with the energy and natural resources industries, including the oil and gas sector.  In addition, many of the Index Components are smaller, non-diversified businesses that are exposed to the risks associated with these businesses, including the lack of capital funding to sustain or grow businesses and potential competition from larger, better financed and more diversified businesses.  In addition, the Index Components in the energy industry are significantly affected by a number of factors including:

•	worldwide and domestic supplies of, and demand for, crude oil, natural gas, natural gas liquids, hydrocarbon products and refined products;

•	changes in tax or other laws affecting master limited partnerships generally;

•	regulatory changes affecting pipeline fees and other regulatory fees in the energy sector;

•	changes in the relative prices of competing energy products;

•	the impact of environmental laws and regulations and technological changes affecting the cost of producing and processing, and the demand for, energy products;

•	decreased supply of hydrocarbon products available to be processed due to fewer discoveries of new hydrocarbon reserves, short- or long-term supply disruptions or otherwise;

•	risks of regulatory actions and/or litigation, including as a result of leaks, explosions or other accidents relating to energy products;

•	uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere; and

•	general economic and geopolitical conditions in the United States and worldwide.

These or other factors or the absence of these factors could cause a downturn in the energy and natural resources industries generally or regionally and could cause the value of some or all of the Index Components to decline during the term of the notes.

•
Energy master limited partnerships (“MLPs”) market risks may affect the trading value of the notes and the amount you will receive on the notes. — We expect that the level of the Underlying Asset will fluctuate in accordance with changes in the financial condition of the Index Components and certain other factors.  The financial condition of the Index Components may become impaired or the general condition of the energy MLP market may deteriorate, either of which may cause a decrease in the level of the Underlying Asset and thus in the value of the notes.  The notes are susceptible to general market fluctuations and to volatile increases and decreases in value, as market confidence in and perceptions regarding the Index Components change.  Investor perceptions of the Index Components are based on various and unpredictable factors, including expectations regarding government, economic, monetary, tax and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic, and banking crises.  The level of the Underlying Asset is expected to fluctuate until the Maturity Date.

•	Significant aspects of the tax treatment of the notes are uncertain and may be less favorable than a direct investment in the Index Components. — The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement. Although the U.S. federal income tax treatment of the coupons is uncertain, we intend to take the position that such coupons constitute taxable ordinary income to a United States holder at the time received or accrued in accordance with the holder’s regular method of accounting.

Since the Index Components are the type of financial assets described under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), while the matter is not entirely clear, there exists a substantial risk that an investment in the notes is a “constructive ownership transaction” to which Section 1260 of the Code applies.  If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a holder in respect of a note will be recharacterized as ordinary income and certain interest charges may apply. See the section entitled “Supplemental Tax Considerations – Supplemental U.S. Federal Income Tax Considerations – Potential Application of Section 1260 of the Code.”

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, the holder of an instrument such as the notes should be required to accrue ordinary income (in addition to the interest) on a current basis, and they are seeking comments on the subject. The outcome of this process is uncertain and could apply on a retroactive basis.

In addition, an investment in the notes may have timing and character consequences that result in you owing more U.S. federal income tax than you would have owed if you had instead made a direct investment in the Index Components. In particular, the terms of the notes will require you to treat the coupon amount as ordinary income, notwithstanding the fact that an actual holder of the Index Components may be allocated an amount of income that is less than the distributions it receives, and all or a portion of such allocations may be treated as long-term capital gain. This could have the effect of requiring you to pay more U.S. federal income tax (and requiring you to pay such tax at an earlier time) than a holder of a similar investment in the Index Components.

Please read carefully the section entitled “Supplemental Tax Considerations” in this pricing supplement, the sections “United States Federal Income Taxation” and “Canadian Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

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A 30% U.S. federal withholding tax will be withheld on coupons paid to non-United States holders. — While the U.S. federal income tax treatment of the notes (including proper characterization of the coupons for U.S. federal income tax purposes) is uncertain, U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) will be withheld in respect of the coupons paid to a non-United States holder unless such payments are effectively connected with the conduct by the non-United States holder of a trade or business in the U.S. (in which case, to avoid withholding, the non-United States holder will be required to provide a Form W-8ECI). We will not pay any additional amounts in respect of such withholding.

In addition, the notes could be treated as “United States real property interests” under Section 897 of the Code.  If the notes were so treated, certain adverse U.S. federal income tax consequences may apply to a non-United States holder upon the sale or maturity of the notes (including treatment of any gain recognized in respect of the notes as income effectively connected with the conduct of a U.S. trade or business and the imposition of a 10% U.S. withholding tax on gross proceeds).

Please read carefully the section entitled “Supplemental Tax Considerations”, the section “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

Hypothetical Examples

The following examples illustrate how the notes would perform at maturity in hypothetical circumstances. For these examples, we have assumed a ten year maturity and do not show the effect of any coupon payment. We have included an example in which the Index Closing Level increases at a constant rate of 2% every year through maturity (Example 1) and an example in which the Index Closing Level decreases at a constant rate of 2% every year through maturity (Example 2). In addition, Example 3 shows the Index Closing Level increasing at a rate of 2% every year for the first five years and then decreasing at a rate of 2% every year for the next five years, whereas Example 4 shows the reverse scenario of the Index Closing Level decreasing at a rate of 2% every year for the first five years, and then increasing at a rate of 2% every year for the next five years. For ease of analysis and presentation, the following examples assume Valuation Dates occur annually so that the Index Factor, the Investor Fee, and the Indicative Note Price are recalculated annually.

These examples highlight the impact of the Investor Fee on the payment at maturity under different circumstances. Because the Investor Fee takes into account the Index Closing Level performance, the absolute level of the Investor Fee is dependent on the path taken by the Index Closing Level to arrive at its ending level. As a result, the actual Investor Fee, which is deducted on each Valuation Date, is likely to be greater than or less than the hypothetical Investor Fee (which is calculated annually) shown in these examples. The figures in these examples have been rounded for convenience. The hypothetical Indicative Note Price of each note for the end of the tenth year is as of the hypothetical Final Valuation Date, and given the indicated assumptions, a holder will receive payment at maturity in the indicated amount, according to the indicated formula.

Example 1
Assumptions:
Investor Fee Percentage:	0.50%
Index closing level on the Pricing Date:	4,000
Par amount:	$1,000

Period	Hypothetical Index	Hypothetical Index	Hypothetical	Hypothetical Indicative
End	Closing Level	Factor	Investor Fee*†	Note Price*
A	B	C	D	E

			Et-1 × Investor Fee
Year			Percentage	(Et-1 × Ct) – Dt

0	4000.00	-	-	$1,000.00
1	4080.00	1.02	$5.00	$1,015.00
2	4161.60	1.02	$5.08	$1,030.23
3	4244.83	1.02	$5.15	$1,045.68
4	4329.73	1.02	$5.23	$1,061.36
5	4416.32	1.02	$5.31	$1,077.28
6	4504.65	1.02	$5.39	$1,093.44
7	4594.74	1.02	$5.47	$1,109.84
8	4686.64	1.02	$5.55	$1,126.49
9	4780.37	1.02	$5.63	$1,143.39
10	4875.98	1.02	$5.72	$1,160.54

*
Assuming, solely for purposes of this hypothetical, that the Investor Fee accrues annually and that the Index Factor, the Investor Fee and the Indicative Note Price are calculated annually.  For the avoidance of doubt, for actual calculations under the Notes, the Investor Fee accrues each calendar day until maturity; and the Index Factor, the Investor Fee and the Indicative Note Price are calculated with respect to each trading day after the Pricing Date up to and including the Final Valuation Date.

†	Assuming 360 calendar days in each annual period.

Example 2
Assumptions:
Investor Fee Percentage:	0.50%
Index closing level on the Pricing Date:	4,000
Par amount:	$1,000

Period	Hypothetical Index	Hypothetical Index	Hypothetical	Hypothetical Indicative
End	Closing Level	Factor	Investor Fee*†	Note Price*
A	B	C	D	E

			Et-1 × Investor Fee
Year			Percentage*	(Et-1 × Ct) – Dt
0	4000.00	-	-	$1,000.00
1	3920.00	0.98	$5.00	$975.00
2	3841.60	0.98	$4.88	$950.63
3	3764.77	0.98	$4.75	$926.86
4	3689.47	0.98	$4.63	$903.69
5	3615.68	0.98	$4.52	$881.10
6	3543.37	0.98	$4.41	$859.07
7	3472.50	0.98	$4.30	$837.59
8	3403.05	0.98	$4.19	$816.65
9	3334.99	0.98	$4.08	$796.24
10	3268.29	0.98	$3.98	$776.33

*
Assuming, solely for purposes of this hypothetical, that the Investor Fee accrues annually and that the Index Factor, the Investor Fee and the Indicative Note Price are calculated annually.  For the avoidance of doubt, for actual calculations under the Notes, the Investor Fee accrues each calendar day until maturity; and the Index Factor, the Investor Fee and the Indicative Note Price are calculated with respect to each trading day after the Pricing Date up to and including the Final Valuation Date.

†	Assuming 360 calendar days in each annual period.

Example 3
Assumptions:
Investor Fee Percentage:	0.50%
Index closing level on the Pricing Date:	4,000
Par amount:	$1,000

Period	Hypothetical Index	Hypothetical Index	Hypothetical	Hypothetical Indicative
End	Closing Level	Factor	Investor Fee*	Note Price*
A	B	C	D	E

			Et-1 × Investor Fee
Year			Percentage	(Et-1 × Ct) – Dt
0	4000.00	-	-	$1,000.00
1	4080.00	1.02	$5.00	$1,015.00
2	4161.60	1.02	$5.08	$1,030.23
3	4244.83	1.02	$5.15	$1,045.68
4	4329.73	1.02	$5.23	$1,061.36
5	4416.32	1.02	$5.31	$1,077.28
6	4328.00	0.98	$5.39	$1,050.35
7	4241.44	0.98	$5.25	$1,024.09
8	4156.61	0.98	$5.12	$998.49
9	4073.48	0.98	$4.99	$973.53
10	3992.01	0.98	$4.87	$949.19

*
Assuming, solely for purposes of this hypothetical, that the Investor Fee accrues annually and that the Index Factor, the Investor Fee and the Indicative Note Price are calculated annually.  For the avoidance of doubt, for actual calculations under the Notes, the Investor Fee accrues each calendar day until maturity; and the Index Factor, the Investor Fee and the Indicative Note Price are calculated with respect to each trading day after the Pricing Date up to and including the Final Valuation Date.

†	Assuming 360 calendar days in each annual period.

Example 4
Assumptions:
Investor Fee Percentage:	0.50%
Index closing level on the Pricing Date:	4,000
Par amount:	$1,000

Period	Hypothetical Index	Hypothetical Index	Hypothetical	Hypothetical Indicative
End	Closing Level	Factor	Investor Fee*	Note Price*
A	B	C	D	E

			Et-1 × Investor Fee
Year			Percentage	(Et-1 × Ct) – Dt
0	4000.00	-	-	$1,000.00
1	3920.00	0.98	$5.00	$975.00
2	3841.60	0.98	$4.88	$950.63
3	3764.77	0.98	$4.75	$926.86
4	3689.47	0.98	$4.63	$903.69
5	3615.68	0.98	$4.52	$881.10
6	3688.00	1.02	$4.41	$894.31
7	3761.76	1.02	$4.47	$907.73
8	3836.99	1.02	$4.54	$921.34
9	3913.73	1.02	$4.61	$935.16
10	3992.01	1.02	$4.68	$949.19

*
Assuming, solely for purposes of this hypothetical, that the Investor Fee accrues annually and that the Index Factor, the Investor Fee and the Indicative Note Price are calculated annually.  For the avoidance of doubt, for actual calculations under the Notes, the Investor Fee accrues each calendar day until maturity; and the Index Factor, the Investor Fee and the Indicative Note Price are calculated with respect to each trading day after the Pricing Date up to and including the Final Valuation Date.

†	Assuming 360 calendar days in each annual period.

We cannot predict the actual Indicative Note Price on any Valuation Date or the market value of your notes, nor can we predict the relationship between the Indicative Note Price and the market value of your notes at any time prior to the maturity date. The actual amount that a holder of the notes will receive at maturity and the rate of return on the notes will depend on the actual Indicative Note Price on the Final Valuation Date, and the Investor Fee. Moreover, the assumptions on which the hypothetical returns are based, including the assumption that the Investor Fee accrues annually and that the Index Factor, the Investor Fee and the Indicative Note Price are calculated annually, are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your notes, if any, on the maturity date may be very different from the information reflected in the tables above.

The hypothetical examples above are provided for purposes of information only. The hypothetical examples are not indicative of the future performance of the Index Closing Level on any trading day or what the value of your notes may be. Fluctuations in the hypothetical examples may be greater or less than fluctuations experienced by the holders of the notes. The performance data shown above is for illustrative purposes only and does not represent the actual future performance of the notes.

The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

The Underlying Asset

All disclosures contained in this pricing supplement regarding the Underlying Asset, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available information of Morningstar, Inc. (the “Index Sponsor”). The information reflects the policies of, and is subject to change by, the Index Sponsor.  We have not independently verified the accuracy, completeness, or adequacy, of such information.  The Index Sponsor, which owns the copyright and all other rights to the Underlying Asset, has no obligation to maintain the Underlying Asset. The consequences of the Index Sponsor discontinuing the Underlying Asset are discussed in the section of the product prospectus supplement entitled “General Terms of the Notes—Unavailability of the Level of the Underlying Asset on a Valuation Date.” Neither we nor BMOCM accepts any responsibility for the calculation, maintenance or availability of the Underlying Asset or any successor index.

Introduction

The Index is a float-weighted index that targets the top 97% of publicly traded energy master limited partnerships by market capitalization. The inception date of the Index is June 16, 2000, with a base level at inception of 1,000. The level of the Index is calculated in U.S. dollars once a day after the markets’ close. The Index is reconstituted twice annually, on the Monday following the third Friday of June and December. If that Monday is a holiday, reconstitution occurs on the Tuesday immediately following. The Index is rebalanced four times annually, on the Monday following the third Friday of March, June, September, and December. If that Monday is a holiday, the rebalance occurs on the Tuesday immediately following. The Index is also rebalanced whenever a constituent’s free float changes by 10% or more. However, if one company takes over another and both were index constituents, their shares and free float are adjusted even if the change is less than 10%.  The Index is a price return index.

Index Components

At each reconstitution date, the investable universe and Index eligibility are defined based on the criteria described below.  The investable universe and Index eligibility criteria are applied in the sequence in which they appear below. Each criterion is applied only to the “survivors” of the criteria applied previously.

Investable Universe

To qualify for inclusion in the investable universe, a security must meet the following criteria:

1)
The issuing company must be either (a) structured as a master limited partnership, as defined in Title 26, U.S. Code, Sections 6231 and 7704, or (b) structured as a limited liability company that distributes K-1 dividends.

2)	The issuing company must be involved in the production, processing, or transportation of energy or natural resources.

3)	It must trade on one of the three major exchanges: the New York Stock Exchange, NYSE MKT LLC or Nasdaq.

4)	The issuing company’s country of domicile should be the United States, or the issuing company’s primary stock market activities are carried out in the U.S.

5)	Securities that have more than 10 non-trading days in the prior quarter are excluded.

6)	Securities with a float market cap of under $500 million are excluded.

7)	The following security types do not qualify:

•	American depositary receipts and American depositary shares

•	Fixed-dividend shares

•	Convertible notes, warrants, and rights

•	Tracking stocks

Index Selection

Each security that meets these general criteria is considered for inclusion in the Index. The stocks in the investable universe that meet eligibility criteria are ordered by market capitalization in descending order. Selecting by size in descending order, the stocks that, in aggregate, account for 97% of the total market capitalization of the investable universe are assigned to the Index (each such stock, an “Index Component”).

Calculation of the Index

The value (price) of the Index is calculated using Lespeyres’ formula, as follows:

where:
D(t)	=	divisor at time (t)=B(t)/Base Index Value
n	=	number of stocks in the index
pi(0)	=	closing price of stock i at the base date
qi(0)	=	index shares of company i at the base
pi(t)	=	price of stock i at time (t)
qi(t)	=	index shares of company i at time (t)
C(t)	=	adjustment factor for the base date market capitalization
t	=	time the index is calculated
M(t)	=	market capitalization of the index at time (t)
B(t)	=	adjusted base date market capitalization of the index at time (t)

Constituent Weighting

The Index is weighted according to the dividends paid by each company that are available to investors. Consequently, the available dividend dollar value is the product of the Index Component’s shares outstanding, free float factor, and annual indicated dividend per share.

Index weight is determined by:

The index shares (qi(t)) for each constituent is calculated as follows:

where:

n	=	number of stocks in the index
pi(t)	=	price of stock i at time (t)
si(t)	=	total outstanding shares of company i at time (t)
fi(t)	=	free float factor of company i at time (t)
(t)	=	time the index weights are calculated
M(t)	=	total market value of the index at time (t)

The shares (si(t)) for the Index Components are artificial constructs used for calculation purposes. Consequently, this amount has no relation to the actual shares of the company.

Capped Weighting Adjustments

The Index Sponsor makes adjustments to the Index weighting when a single Index Component’s weight exceeds the maximum weight allowed. In such instances, the excess weight is distributed among the remaining Index Constituents. The largest weight allowed for any Index Component is 10%. Further, the sum of the weights of Index Components that have a weight greater than 5% should not exceed 50%.

Divisor Adjustments

To avoid distortions caused by corporate actions that affect the share capital of Index Components, the divisor of the Index (the “Divisor”) is adjusted accordingly, other than for stock splits.  The following formulas will be used for divisor adjustments due to corporate action.

where:

Corporate Actions

The following actions, subject to the unscheduled rebalancing rule, will require the calculation of an adjustment factor that will be included in the pre-market-open index calculation described above in “— Calculation of the Index.”

•
Spin-Offs: Issues spun off by an issuer of an Index Component are not added to the Index but will be considered for inclusion at the next reconstitution. A Divisor adjustment is required to reflect the reduction in market capitalization as a result of the spin-off.

•
Mergers and Acquisitions: When two Index Components issuers merge, their component positions will be replaced by the surviving company immediately. Float-adjusted shares outstanding are updated and a corresponding Divisor adjustment is implemented if required, based on the terms of the action.

–
If an Index Component issuer acquires or merges with a company that is not a component of the Index, then the original entity is replaced by the security of the successor entity. The weight of the new entity is determined by the terms of the merger and reflects the new total shares and float block.

–
If an Index Component issuer is the target of an acquisition or merger by a company that is not an Index Component, the original Index Component is deleted from the Index. In this scenario, the acquired security is deleted from the Index, and a Divisor adjustment is made to reflect the decrease in market value.

•	Stock Dividends / Splits: Stock splits and dividends do not require a Divisor adjustment because the market value of the entity remains unchanged.

•	Share Repurchase/Offering: Alterations to the shares outstanding of an Index Component will require a Divisor adjustment subject to rules of the unscheduled rebalance.

•	Change of Principal Exchange: An Index Component is removed from the Index if its principal exchange ceases to be the NYSE, NYSE MKT LLC or Nasdaq. The deletion triggers an unscheduled reconstitution.

•	Change of Domicile: If a company ceases to meet the domicile eligibility rule, it is removed from the Index. The deletion triggers an unscheduled reconstitution.

•
Loss of Liquidity: If an Index Component accumulates 10 consecutive non-trading days between reconstitution dates, it is removed from the Index. Two business days’ prior notice of its removal is provided. The deletion triggers an unscheduled reconstitution.

Intraday Index Data Corrections

Commercially reasonable efforts are made to ensure the correctness of data used in real-time Index calculations. If incorrect price or corporate action data affect Index daily high or lows, it is corrected retroactively as soon as feasible.

Index-Related Data and Divisor Corrections

Incorrect pricing and corporate action data for individual issues in the database will be corrected upon detection.  In addition, an incorrect Divisor, if discovered within five days of its occurrence, will be fixed retroactively on the day it is discovered to prevent an error from being carried forward.  Commercially reasonable efforts are made to correct an older error, subject to its significance and feasibility.

Computational and Reporting Precision

All calculated and adjusted data are stored in real numbers. For reporting purposes, Index values are rounded to two decimal places and the Divisor is rounded to appropriate decimal places. The actual number of shares is used to determine the number of shares outstanding for the free float weighting.

Undocumented Events

Any matter arising from undocumented events will be resolved at the discretion of the Morningstar Index Committee.

License Agreement

We have entered into an agreement with Morningstar, Inc., the Index Sponsor, which provides us and our affiliates with a non-transferable license, for a fee, with the right to use the Index in connection with certain securities.

The notes are not sponsored, endorsed, sold or promoted by the Index Sponsor. The Index Sponsor makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes in particular or the ability of the notes to track the Index. The Index Sponsor’s only relationship to the issuer is the licensing of certain service marks and service names of the Index Sponsor and of the Index, which is determined, composed and calculated by the Index Sponsor without regard to the issuer or the notes. The Index Sponsor has no obligation to take the needs of the issuer or the holders of the notes into consideration in determining, composing or calculating the Index. The Index Sponsor is not responsible for and has not participated in the determination of the prices and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are converted into cash. The Index Sponsor has no obligation or liability in connection with the administration, marketing or trading of the notes.

THE INDEX SPONSOR DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND THE INDEX SPONSOR SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. THE INDEX SPONSOR MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER, OWNERS OR USERS OF THE INDEX, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. THE INDEX SPONSOR MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE INDEX SPONSOR HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Historical Performance of the Underlying Asset

The following table sets forth the quarter-end high and low closing levels for the Underlying Asset from the first quarter of 2011 through September 3, 2014.

The historical levels of the Underlying Asset are provided for informational purposes only. You should not take the historical levels of the Underlying Asset as an indication of its future performance, which may be better or worse than the levels set forth below.

		High	Low
2011	First Quarter	3,355.54	3,132.60
	Second Quarter	3,413.76	3,071.80
	Third Quarter	3,285.46	2,764.43
	Fourth Quarter	3,373.49	2,890.55

2012	First Quarter	3,573.18	3,345.26
	Second Quarter	3,488.89	3,044.59
	Third Quarter	3,511.68	3,316.45
	Fourth Quarter	3,577.71	3,196.23

2013	First Quarter	3,955.51	3,458.28
	Second Quarter	4,077.73	3,764.38
	Third Quarter	4,125.21	3,792.03
	Fourth Quarter	4,104.93	3,887.42

2014	First Quarter	4,111.91	4,000.97
	Second Quarter	4,614.64	4,121.47
	Third Quarter (through September 3, 2014)	4,758.19	4,366.81

Supplemental U.S. Federal Income Tax Considerations

The following is a general description of the material U.S. tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to United States holders (as defined in the accompanying prospectus).  The following section supersedes the discussion of U.S. federal income taxation in the accompanying product supplement in its entirety.  It applies only to those holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. In addition, the discussion below assumes that an investor in the notes will be subject to a significant risk that it will lose a significant amount of its investment in the notes.  Bank of Montreal intends to treat coupons with respect to the notes as U.S. source income for U.S. federal income tax purposes.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether any of the Index Components would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code. If any of the Index Components were so treated, certain adverse U.S. federal income tax consequences could possibly apply. You should refer to any available information filed with the SEC by the Index Components and consult your tax advisor regarding the possible consequences to you in this regard.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a note with terms described in this pricing supplement as a pre-paid cash-settled income-bearing derivative contract linked to the Underlying Asset for U.S. federal income tax purposes, and the terms of the notes require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the notes for all tax purposes in accordance with such characterization. Although the U.S. federal income tax treatment of the coupons is uncertain, we intend to take the position, and the following discussion assumes, that such coupon (including any coupon paid on or with respect to the maturity date) constitute taxable ordinary income to a United States holder at the time received or accrued in accordance with the holder’s regular method of accounting. If the notes are so treated, subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, a United States holder should generally recognize capital gain or loss upon the sale or maturity of the notes in an amount equal to the difference between the cash amount a holder receives at such time (other than amounts properly attributable to any coupon, which would be taxed, as described above, as ordinary income) and the holder’s tax basis in the notes.  In general, a United States holder’s tax basis in the notes will be equal to the price the holder paid for the notes.  Capital gain recognized by an individual United States holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.

Potential Application of Section 1260 of the Code

Because the Index Components are the type of financial assets described under Section 1260 of the Code (i.e., equity interests in partnerships, a “Section 1260 Financial Asset”), while the matter is not entirely clear, there exists a substantial risk that an investment in a note is a “constructive ownership transaction” to which Section 1260 Code applies.  If Section 1260 Code applies, all or a portion of any long-term capital gain recognized by a United States holder in respect of a note will be recharacterized as ordinary income (the “Excess Gain”).  In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the United States holder in taxable years prior to the taxable year of the sale or maturity (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale or maturity).

If an investment in a note is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a United States holder in respect of the note will be recharacterized as ordinary income.  It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the notes will equal the excess of (i) any long-term capital gain recognized by the United States holder in respect of the notes and attributable to Section 1260 Financial Assets, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) such holder would have had if such holder had acquired an amount of the corresponding Section 1260 Financial Assets at fair market value on the original issue date for an amount equal to the portion of the issue price of the notes attributable to the corresponding Section 1260 Financial Assets and sold such amount of Section 1260 Financial Assets upon the date of sale, repurchase or maturity of the notes (or the next rebalancing date of the Index) at fair market value, or it may be possible that Section 1260 of the Code would apply separately to each Index Component.  To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the notes.

Under Section 1260 of the Code, there is a presumption that the net underlying long-term capital gain is zero (with the result that the recharacterization and interest charge described above would apply to all of the gain from the notes that otherwise would have been long-term capital gain), unless the contrary is demonstrated by clear and convincing evidence. Holders will be responsible for obtaining information necessary to determine the net underlying long-term capital gain with respect to the Index Components, as we do not intend to supply holders with such information.  Holders should consult with their tax advisor regarding the application of the constructive ownership transaction to their notes and the calculations necessary to comply with Section 1260 of the Code.

Alternative Treatments

Alternative tax treatments of the notes are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, it would be possible to treat the notes, and the Internal Revenue Service might assert that the notes should be treated, as a single debt instrument.  Since the notes have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments.  If the notes are so treated, a United States holder would generally be required to accrue interest currently over the term of the notes irrespective of the coupons paid on the notes.  In addition, any gain a United States holder might recognize upon the sale or maturity of the notes would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the notes, and thereafter, would be capital loss.

Since the Underlying Asset periodically rebalances, it is possible that the notes could be treated as a series of pre-paid derivative contracts, each of which matures on the next rebalancing date.  If the notes were properly characterized in such a manner, a United States holder would be treated as disposing of the notes on each rebalancing date in return for new pre-paid derivative contracts that mature on the next rebalancing date, and a holder would accordingly likely recognize capital gain or loss on each rebalancing date equal to the difference between the holder’s basis in the notes (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the notes on such date.

Because of the absence of authority regarding the appropriate tax characterization of the notes, it is also possible that the Internal Revenue Service could seek to characterize the notes in a manner that results in other tax consequences that are different from those described above.  For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale or maturity of the notes should be treated as ordinary gain or loss.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the notes.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the notes should be required to accrue ordinary income on a current basis irrespective of any coupons, and they are seeking taxpayer comments on the subject.  It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently irrespective of any coupons and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  We intend to treat the notes for U.S. federal income tax purposes in accordance with the treatment described in this pricing supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Backup Withholding and Information Reporting

Please see the discussion under “United States Federal Income Taxation—Other Considerations—Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

Non-United States Holders

The following discussion applies to non-United States holders of the notes. A non-United States holder is a beneficial owner of a note that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

While the U.S. federal income tax treatment of the notes (including proper characterization of the coupons for U.S. federal income tax purposes) is uncertain, U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) will be withheld in respect of the coupons paid to a non-United States holder unless such payments are effectively connected with the conduct by the non-United States holder of a trade or business in the U.S. (in which case, to avoid withholding, the non-United States holder will be required to provide a Form W-8ECI). We will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a non-United States holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable (which certification may generally be made on a Form W-8BEN or W-8BEN-E, or a substitute or successor form).  In addition, special rules may apply to claims for treaty benefits made by corporate non-United States holders.  A non-United States holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.  The availability of a lower rate of withholding or an exemption from withholding under an applicable income tax treaty will depend on the proper characterization of the coupons under U.S. federal income tax laws and whether such treaty rate or exemption applies to such payments.  No assurance can be provided on the proper characterization of the coupons for U.S. federal income tax purposes and, accordingly, no assurance can be provided on the availability of benefits under any income tax treaty.  Non-United States holders must consult their tax advisors in this regard.

A non-United States holder will generally not be subject to U.S. federal income or withholding tax on any gain (not including for the avoidance of doubt any amounts properly attributable to any coupon which would be subject to the rules discussed in the previous paragraph) upon the sale or maturity of the notes, provided that (i) the holder complies with any applicable certification requirements (which certification may generally be made on a Form W-8BEN or W-8BEN-E, or a substitute or successor form), (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale or maturity of the notes.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a United States holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments. Payments made to a non-United States holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under proposed Treasury Department regulations, payments (including deemed payments) that are contingent upon or determined by reference to actual or estimated U.S. source dividends, with respect to certain equity-linked instruments, whether explicitly stated or implicitly taken into account in computing one or more of the terms of such instruments may be treated as dividend equivalents. In particular, certain payments that are contingent upon or determined by reference to an interest in an entity that is not a corporation for U.S. federal income tax purposes, such as the Index Components, is treated as contingent upon or determined by reference to the allocable portion of any underlying securities or potential dividend equivalent transactions held directly or indirectly by such Index Components subject to an exception for certain transactions representing, in the aggregate 10 percent or less of the value of the interest in the Index Component at the time the transaction is entered into.  If enacted in their current form, the regulations will impose a withholding tax on payments or deemed payments made on the notes on or after January 1, 2016 that are treated as dividend equivalents.  However, the U.S. Treasury Department and Internal Revenue Service have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

The notes could be treated as “United States real property interests” under Section 897 of the Code.  If the notes were so treated, Non-United States Holders who have beneficially owned, during their holding period for the notes, notes whose fair market value attributable to any of the Index Components exceeds 5% of the fair market value of such Index Component’s regularly traded class of interests, may be subject to U.S. federal income tax on a net income basis with respect to any gain realized on the Notes.  We currently do not intend to withhold on payments made with respect to the notes to non-United States holders (other than the payment of any coupons) provided that such non-United States holders comply with the applicable certification requirements. However, in the event of a change of law or any formal or informal guidance by the Internal Revenue Service, Treasury Department or Congress, or if we determine withholding is appropriate under current law, we may withhold on payments made with respect to the notes (in addition to the withholding on the coupons), and we will not be required to pay any additional amounts with respect to any such amounts withheld. Non-United States holders must consult with their tax advisor with regard to the consequences to them of an investment in the notes, including under Section 897 of the Code.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the notes to become subject to withholding tax in addition to the withholding tax described above, we will withhold tax at the applicable statutory rate. The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the notes should be subject to withholding tax. Prospective investors should consult their own tax advisors in this regard.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act was enacted on March 18, 2010 and will impose a 30% U.S. withholding tax on certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the Treasury Department to collect and provide to the Treasury Department substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. A note may constitute an account for these purposes. The legislation also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.

These withholding and reporting requirements generally apply to payments made after June 30, 2014.  Account holders subject to information reporting requirements pursuant to the Foreign Account Tax Compliance Act may include holders of the notes.  Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing the Foreign Account Tax Compliance Act may be subject to different rules.  Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the notes.

Supplemental Plan of Distribution (Conflicts of Interest)

BMOCM will purchase the notes from us at a purchase price reflecting the commission set forth on the cover page of this pricing supplement. BMOCM has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them. Each such dealer, or each additional dealer engaged by a dealer to whom BMOCM reoffers the notes, will purchase the notes at an agreed discount to the initial price to public.

We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We reserve the right to withdraw, cancel or modify the offering of the notes and to reject orders in whole or in part.  You may cancel any order for the notes prior to its acceptance.

You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to the Underlying Asset or as to the suitability of an investment in the notes.

BMOCM may, but is not obligated to, make a market in the notes.  BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use this pricing supplement in the initial sale of the notes.  In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale.  Unless BMOCM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by BMOCM in a market-making transaction.